QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.7

December 23, 2015

VIA SEDAR — PROJECT #02429894

Alberta Securities Commission

Dear Sirs:

Re:	TransCanada PipeLines Limited Final Short Form Base Shelf Prospectus

We refer to the final short form base shelf prospectus dated December 23, 2015 (the "Prospectus") of TransCanada PipeLines Limited (the "Corporation") relating to the offering by the Corporation of up to US$4,000,000,000 aggregate principal amount of unsecured debt securities.

We hereby consent to the references to our firm name under the headings "Enforceability of Civil Liabilities", "Legal Matters", "Interest of Experts" and "Documents Filed as Part of the Registration Statement" in the Prospectus and to the use of our opinion under the heading "Enforceability of Civil Liabilities" in the Prospectus.

We confirm that we have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from our opinion referred to therein or that are within our knowledge as a result of the services we performed in connection with such opinion.

Yours truly,

(signed) "Blake, Cassels & Graydon LLP"

QuickLinks

  Exhibit 4.7